Exhibit 4.5

CH AUTO INC.

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 5,000,000,000 ordinary shares comprising of
(i) 4,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each and
(ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each

THIS IS TO CERTIFY THAT                                                                                     is the registered holder of                                       Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                                           by:

DIRECTOR